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                                                                     Exhibit 4.2

                                    FORM OF
                     SECOND AMENDMENT TO RIGHTS AGREEMENT
                     -------------------------------------

     THIS SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of ___________, 2001, is entered into between USX Corporation, a Delaware corporation, to be renamed "Marathon Oil Corporation" (the "Company" or "Marathon Oil Corporation"), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement (the "Rights Agreement"), dated as of September 28, 1999, as amended on July 2, 2001 (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement); and

     WHEREAS, on July 31, 2001, the Company entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization"), by and between the Company and United States Steel LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, to be converted into a Delaware corporation named "United States Steel Corporation" ("United States Steel"); pursuant to the Plan of Reorganization, USX Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, shall be merged (the "Separation Merger") with and into the Company, and, as a result of the Separation Merger, the assets and businesses of the U. S. Steel Group of the Company shall be owned and operated by United States Steel, an independent company, wholly owned by the holders of the then outstanding shares of USX-U. S. Steel Group Common Stockholders (the "Separation"); and

     WHEREAS, in connection with the Separation and pursuant to Section 4.5(b) of the Plan of Reorganization, it is desirable for the Company to amend the Rights Agreement to provide that the Steel Rights shall expire at the effective time of the Separation Merger; and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with the provisions of Section 26 thereof in connection with the Separation to provide for the expiration of the Steel Rights, in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
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     1.   Effective at the effective time of the Separation Merger, and without any further action by the Company or the Rights Agent, the Steel Rights shall expire and shall be null and void and of no further force or effect.

     2. From and after the effective time of the Separation Merger, all references in the Rights Agreement to USX Corporation shall be deemed to be references to "Marathon Oil Corporation".

     3. From and after the effective time of the Separation Merger, all references in the Rights Agreement to Marathon Stock and Voting Stock shall be deemed to be references to the common stock, par value $1.00 per share, of Marathon Oil Corporation.

     4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State, without regard to the principles of conflicts of laws thereof.

     5. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

     6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                         USX CORPORATION
                         (to be renamed Marathon Oil Corporation)



                         By:________________________________
                            Name:
                            Title:





                         MELLON INVESTOR SERVICES LLC (formerly
                         Known as ChaseMellon Shareholder
                         Services, L.L.C.) as Rights Agent



                         By:_______________________________
                            Name:
                            Title:

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